Exhibit T3B37

THE COMPANIES ORDINANCE (Chapter 32)

Private Company Limited by Shares

ARTICLES OF ASSOCIATION

OF

REGAL SILVER MANUFACTURING LIMITED

(靈菊銀器製品有限公司)

Preliminary

1. Subject as hereinafter provided, the regulations contained in Table “A” in the First Schedule to the Companies Ordinance, (Chapter 32) shall apply to this Company, and be deemed to be incorporated with these Presents.

2. The following clauses of Table “A” namely, 19, 30 to 33 inclusive, 45, 64, 66 to 69 inclusive, 71 to 80 inclusive, and 82 shall not apply or are modified as hereinafter appearing.

3. The Company is a Private Company within the meaning of Section 29 of the Companies Ordinance (Chapter 32) and accordingly:—

(a)	No share in the Company shall be transferred except with the previous written consent of the Directors.

(b)	The number of the members of the Company (exclusive of persons who are in the employment of the Company and of persons who, having been formerly in the employment of the Company, were, while in such employment, and have continued after the determination of such employment to be members of the Company) shall be limited to fifty, provided that for the purpose of this provision when two or more persons hold one or more shares in the Company jointly they shall be treated as a single member.

(c)	There shall be no invitation to the public to subscribe for any shares, debentures or debenture stock of the Company.

Transfer of Shares

4. Clause 19 of Table “A” is hereby modified as follows:—

The Directors may decline to register any transfer of shares to any person without giving any reason therefor. The Directors may suspend the registration of transfers during the fourteen days immediately preceding the Ordinary General Meeting in each year. The Directors may decline to register any instrument of transfer, unless (a) a fee not exceeding two dollars is paid to the Company in respect thereof, and (b) the instrument of transfer is accompanied by the Certificate of the shares to which it relates and such other evidences as the Directors may reasonably require to show the right of the transferor to make the transfer.

Chairman of Directors

5. The Company shall have a Chairman of Directors who shall be elected by the Board of Directors from and amongst its members. The Chairman of Directors shall preside at all meetings of the Company and shall have a second or casting vote thereat.

Directors

6. Unless otherwise determined by the Company in General Meeting the number of Directors shall not be less than two or more than five.

7. The first Directors of the Company shall be appointed by the subscribers in writing.

8. The appointment of further Directors may be Permanent or for such term of office as the appointment may provide, but so that the total number of Directors at any time shall not exceed the maximum number of directors hereinabove fixed.

9. Directors other than the Permanent Directors shall hold office for a term of one year and at the Ordinary General Meeting to be held in the year 1976 and in each succeeding year, all Directors, other than the Permanent Directors, shall retire from office but they shall be eligible for re-election.

10. A director shall not require any qualification shares, nor shall residence in Hong Kong be a necessary qualification.

11. The office of Director shall be vacated if the Director:—

(a)	becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(b)	becomes of unsound mind; or

(c)	resigns his office by notice in writing to the Company.

12. No director shall be disqualified by his office from contracting with the Company, nor shall any such contract or any contract entered into by or on behalf of the Company in which any director shall be in any way interested be avoided, nor shall any director so contracting or being so interested, be liable to account to the Company for any profit realised by any such contract by reason only of such director holding that office, or of the fiduciary relations thereby established but it is declared that the nature of his interest must be disclosed by him at the meeting of the directors at which the contract is determined on if his interest then exists, or, in any other case, at the first meeting of the directors after the acquisition of his interest. A director may vote in respect of any contract or arrangement in which he is interested.

13. Unless otherwise determined by the directors, the quorum of a Directors’ Meeting shall be two directors.

14. A resolution in writing signed by all the directors shall be as valid and effectual as if it had been passed at a meeting of the directors duly called and constituted.

15. Any casual vacancy occurring in the Board of Directors may be filled up by the Directors, but the person so chosen shall be subject to retirement at the same time as if he had become a Director on the day on which the Director in whose place he is appointed was last elected a Director.

16. Subject to the provisions of Article 6 hereof, the Directors shall have power at any time, and from time to time, to appoint a person as an additional Director who shall retire from office, at the next following Ordinary General Meeting, but shall be eligible for election by the Company at that meeting as an additional Director.

17. The Company may by extraordinary resolution remove any Director other than the Permanent Directors and may by an ordinary resolution appoint another person in his stead. The person so appointed shall be subject to retirement at the same time as if he had become a Director on the day on which the Director in whose place he is appointed was last elected a Director.

Director’s Substitute

18. A Director who is about to go away from or is absent from Hong Kong may with the approval of the majority of the other Directors nominate any person to be his substitute and such appointment shall have effect and such substitute whilst he holds office as such shall be entitled to notice of Meetings of the Directors and to attend and vote thereat accordingly and he shall ipso facto vacate office if and when the appointor returns to Hong Kong or vacates office as a Director or removes the substitute from office and any appointment and removal under this Article shall be effected by notice in writing under the hand of or by cable from the Director making the same. A Director may appoint (subject as above provided) one of the other Directors to be his substitute who shall thereupon be entitled to exercise (in addition to his own right of voting as a Director) such appointor’s rights at Meetings of the Directors.

Managing Director

19. The directors may from time to time appoint one of their body to the office of managing director for such terms and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit.

General Management

20. The Directors shall be entrusted by the Board of Directors with the general management and carrying on of the business of the Company, and shall have full power to do all such acts and things and enter into all such contracts and engagements on behalf of the Company as they may consider necessary or desirable and may also appoint and remove or suspend any officers, clerks, accountants, agents, servants and other employees.

Powers of Directors

21. The Directors, in addition to the powers and authorities by these Articles or otherwise expressly conferred upon them, may exercise all such powers and do all such acts and things as may be exercised or done by the Company in General Meeting subject nevertheless to the provisions of the Companies Ordinance, (Chapter 32), to these Articles, and to any regulations from time to time mad by the Company in General Meeting, provided that no such regulation so made shall invalidate any prior act of the Directors which would have been valid if such regulation had not been made.

22. Without prejudice to the general powers conferred by the last preceding Article and the other powers conferred by these Articles, it is hereby expressly declared that the Directors shall have the following powers, that is to say, power:—

(1)	To pay the costs, charges and expenses preliminary and incidental to the promotion, formation, establishment and registration of the Company.

(2)	To purchase or otherwise acquire for the Company or sell or otherwise dispose of any property, rights or privileges which the Company is authorised to acquire at such price and generally on such terms and conditions as they shall think fit.

(3)	To engage, dismiss and fix the salaries or emoluments of the employees of the Company.

(4)	To institute, conduct, defend, compromise or abandon any legal proceedings by or against the Company or its officers, or otherwise concerning the affairs of the Company, and also to compound and allow time for payment or satisfaction of any debts due and of any claims or demands by or against the Company.

(5)	To refer any claims or demands by or against the Company to arbitration and observe and perform the awards.

(6)	To make and give receipts, releases and other discharges for money payable to the Company, and for claims and demands of the Company.

(7)	To invest, lend or otherwise deal with any of the moneys or property of the Company in such manner as they think fit, having regard to the Company’s Memorandum of Association and from time to time to vary or realise any such investment.

(8)	To borrow money on behalf of the Company, and to pledge, mortgage or hypothecate any of the property of the Company.

(9)	To open a current account with themselves for the Company and to advance any money to the Company with or without interest and upon such terms and conditions as they shall think fit.

(10)	To enter into all such negotiations and contracts, and rescind and vary all such contracts, and execute and do all such acts, deeds and things in the name and on behalf of the Company as they may consider expedient for, or in relation to, any of the matters aforesaid, or otherwise for the purposes the Company.

(11)	To give to any Director, officer or other person employed by the Company a commission on the profits of any particular business or transaction, and such commission shall be treated as part of the working expenses of the Company, and to pay commissions and make allowances (either by way of a share in the general profits of the Company or otherwise) to any person for introducing business to the Company or otherwise promoting or serving the interest thereof.

(12)	To sell, improve, manage, exchange, lease, let, mortgage or turn to account all or any part of the land, property, rights and privileges of the Company.

(13)	To employ, invest or otherwise deal with any Reserve Fund or Reserve Funds in such manner and for such purposes as the Directors may think fit.

(14)	To execute, in the name and on behalf of the Company, in favour of any Director or other person who may incur or be about to incur any personal liability for the benefit of the Company, such mortgages of the Company’s property (present or future) as they think fit, and any such mortgage may contain a power of sale and such other powers, covenants and provisions as shall be agreed upon.

(15)	From time to time to provide for the management of the affairs of the Company abroad in such manner as they think fit, and in particular to appoint any persons to be the Attorneys or agents of the Company with such powers (including power to sub-delegate) and upon such terms as they may think fit.

(16)	From time to time to make, vary or repeal rules and by-laws for the regulation of the business of the Company, its officers and servants.

(17)	To delegate any or all of the powers herein contained to any Director or other person or persons as the Directors may at any time think fit.

Secretary

23. The Directors may at their discretion appoint a Secretary and an Assistant Secretary of the Company for such term, at such remuneration and on such conditions as they may think fit; and any Secretary or Assistant Secretary so appointed may be removed by them.

24. The first Secretary of the Company shall be Mr. Chan Chiu Wing (陳超榮) of Hong Kong and shall hold office until the first meeting of the directors.

Seal and Cheques

25. The Directors shall provide for the safe custody of the Seal of the Company.

26. Every document required to be sealed with the Seal of the Company shall be deemed to be properly executed if sealed with the Seal of the Company and signed by any one of the Directors, or by such person or persons as the Board of Directors shall from time to time appoint.

27. All cheques, bills of exchange, promissory notes and other negotiable instruments issued or required to be signed, endorsed or accepted or otherwise negotiated by the Company shall be signed by any one of the Directors or by such person or persons as the Directors shall from time to time appoint.

Votes of Member(s)

28. All voting of member(s) in respect of any matter or matters and in voting in meetings of directors shall be by poll and every member shall have one vote for each share of which he is the holder.

General Meetings

29. For all purposes, the quorum for all general meetings shall be one member personally present, and holding either in their own right or by proxy at least over fifty per cent of the paid-up capital of the Company, and no business shall be transacted at any General Meeting unless the requisite quorum be present at the commencement of the business.

30. A resolution in writing signed by all the shareholder(s) shall be valid and effectual as a resolution passed at a general meeting duly convened and held.

Names, Addresses and Descriptions of Subscribers

(Sd.)      陳美菊

CHAN MAI KO  (陳美菊)

386, Lai Chi Kok Road,

Ground Floor,

Kowloon,

Hong Kong.

Merchant

(Sd.)      梁鳳娟

LEUNG FUNG KUEN  (梁鳳娟)

D.D. 224 Lot 330

Clearwater Bay Road,

House E,

Hang Hau,

New Territories,

Hong Kong.

Merchant

Dated the 16th day of September, 1976.

WITNESS to the above signatures:—

(Sd.) H. H. Lam Chartered Accountant Hong Kong.